Exhibit 10.1

October 4, 2016

Brian Lynch

288 Chestnut Hill Road

Wilton, CT 6897

Dear Brian:

Congratulations on your promotion to COO, Ascena Retail Group!

The following are the terms and conditions of our job offer to you and replace any and all previous offers or discussions concerning your employment.

Job Title:	COO, Ascena Retail Group

Reporting To:	David Jaffe

Effective Date:	October 4, 2016

Annual Pay Rate:	$950,000

In addition, you may be considered for an annual performance evaluation in the Fall of 2017. Any corresponding pay adjustments would be based on your performance, business results, economic & competitive factors, and approval from the Board of Directors.

Incentive Compensation:	Beginning with the Fiscal Fall 2017 Season, you will be eligible to participate in the Incentive Compensation (IC) program at a target level of 110% of your annual base salary. Your initial annual target level (100%) is $1,045,000. Maximum annual payout is double your target level (200%) ($2,090,000 at maximum).

Your annual bonus will be tied to the performance of ascena. Your bonus allocation will be as follows: Seasonal Incentive Compensation will be based on 100% Ascena Cumulative (paid 50% in each Fall and Spring Season).

Long Term Incentives (LTI):	You will continue to be eligible for an Annual Grant effective in September 2017. All stock grants are contingent upon the approval from the Board of Directors. All grants are subject to the Plan Description/Prospectus.

Additional FY17 LTI Awards:	In addition, as a result of your individual change you are being recommended for the LTI awards as listed below. This LTI award valued at $183,500 is in addition to the LTI awarded to you on September 21, 2016 as described in your Total Rewards Statement.

You will be recommended to receive a value of $20,700 in non-qualified stock options of Ascena Common Stock (symbol ASNA). This recommendation will be made at the next, regularly scheduled, quarterly Compensation Committee Meeting of the Board of Directors. As of the date of this approval, these options will be granted and the number of options will be determined. Vesting will begin on the one-year anniversary of the approval date, and these will vest over 3 years (33%/33%/34%).

You will be recommended to receive a value of $100,700 in restricted stock units (RSUs) of Ascena Common Stock (symbol ASNA). This recommendation will be made at the next, regularly scheduled, quarterly Compensation Committee Meeting of the Board of Directors. As of the date of this approval, these units will be granted and the number of units will be determined. For the first $20,700 in value, the associated units will begin vesting on the one-year anniversary of the approval date, and will vest over 3 years (33%/33%/34%). For the remaining $80,000 in value, the associated units will begin vesting on the one-year anniversary of the approval date, and will vest over 2 years (50%/50%).

You will be recommended for participation in the 2019 3yr Stock-Settled Long Term Incentive Plan (Stock-LTIP) under the 2016 Omnibus Plan. Your target opportunity will be $62,100. This plan awards stock at the end of a 3-year performance period based on the level of achievement of company financial goals established at the beginning of the performance period. The Stock-LTIP will be paid out upon Compensation Committee approval of the results at the conclusion of the 3-year performance period.

Relocation Benefits:	In the event you are terminated for any reason other than for “cause” (as defined in Section 1.5 of the Ascena Executive Severance Plan (Executive Severance Plan), you will be eligible only for the relocation benefits under the “Movement of Household Goods” provision of Tier 1 of the Relocation Policy (enclosed). The Company will also reimburse a lease cancellation charge up to an amount equal to two months’ rent, if applicable.

Material Diminution of Duties:	In the event, prior to a Change in Control (as defined in the Executive Severance Plan), you terminate your employment following a material adverse change in your duties and responsibilities that occurs without your consent, such termination of employment by you shall constitute a “Non-Change in Control Termination” solely for purposes of your eligibility to receive severance benefits under the Executive Severance Plan, subject to all of the other terms and conditions thereof; provided that, prior to such termination, (i) you provide the Company written notice of your intention to terminate within fifteen (15) days following the first occurrence of the event you believe constitutes a material adverse change in your duties and responsibilities, (ii) the Company fails to remedy such event within thirty (30) days following receipt of the written notice (Cure Period) from you, and (iii) you voluntarily terminate your employment within ten (10) days following the end of the Cure Period.

All above reflects the only changes being made to existing pay and benefits program.

Please sign both copies of this letter, keep one for your records and return one to Donna VanCourt, VP Corporate Compensation and HRIS.

All job information, as well as the pay and benefit programs outlined in this letter and the enclosed materials are subject to change periodically based on business needs. At Ascena an employment at-will relationship prevails and the employment relationship can be terminated with or without cause and with or without notice, at any time, by either the employee or the employer.

Once again, congratulations on your new position.

Sincerely,	I accept your offer as specified above.

	/s/ Brian Lynch	10/4/16
David Jaffe	Brian Lynch	Date
CEO, Ascena Retail Group

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